Exhibit 99.1

Congressman Devin G. Nunes, Ranking Member of the House Intelligence Committee, to Join Trump Media & Technology Group as Chief Executive Officer

~ Devin Nunes to Leave Congress to Join TMTG ~

PALM BEACH, FL – December 6, 2021 – Trump Media & Technology Group (‘TMTG’) today announced that Congressman Devin G. Nunes has been selected to join the Company as Chief Executive Officer. Mr. Nunes is currently a sitting U.S. House Representative, representing California’s 22nd congressional district, and formerly the Chair of the House Intelligence Committee. Mr. Nunes will be leaving the U.S. House of Representatives and will begin his new role as Chief Executive Officer of TMTG in January 2022.

President Donald J. Trump, Chairman of TMTG, commented, “Congressman Devin Nunes is a fighter and a leader. He will make an excellent CEO of TMTG. Devin understands that we must stop the liberal media and Big Tech from destroying the freedoms that make America great. America is ready for TRUTH Social and the end to censorship and political discrimination.”

Congressman Devin Nunes added, “The time has come to reopen the Internet and allow for the free flow of ideas and expression without censorship. The United States of America made the dream of the Internet a reality and it will be an American company that restores the dream. I’m humbled and honored President Trump has asked me to lead the mission and the world class team that will deliver on this promise.”

Since 2003, Mr. Nunes has served in the U.S. House of Representatives, currently serving California’s 22nd district. As Chairman of the House Intelligence Committee (2015-2019), Mr. Nunes worked on important matters related to U.S. security including cybersecurity and information technology. Mr. Nunes is also a Presidential Medal of Freedom recipient.

Trump Media & Technology Group Corp.

Trump Media & Technology Group (TMTG) is a social media and technology company. TruthSocial, TMTG’s upcoming social media platform, will provide an outlet that encourages open global conversation without discrimination against political ideology. TMTG+, the company’s subscription-based video streaming service, is expected to include access to non-woke entertainment, news, documentaries, podcasts and more. To learn more, please visit www.tmtgcorp.com.

Investor Relations Contact:

MZ Group – North America

TMTGIR@mzgroup.us

Media Contact:

press@tmtgcorp.com

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